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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934





Date of report:  August 22, 1996
      (Date of earliest event reported)


                        NORTH EAST INSURANCE COMPANY
           (Exact name of registrant as specified in its charter)




            Maine                       0-11184                  01-0278387
(State or other jurisdiction of       (Commission             (I.R.S. Employer
incorporation or organization)         File No.)             Identification No.)


                  482 Payne Road, Scarborough, Maine  04074
             (Address of principal executive offices) (Zip code)


Registrant's telephone number:   (207) 883-2232


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Item 5.  Other Events.

On August 22, 1996, North East Insurance Company ("NEIC" or the "Company") and Ballantrae Partners, L.L.C. ("Ballantrae") entered into a Standstill Agreement governing certain proposed purchases of NEIC Common Stock by Ballantrae.

As previously reported, Ballantrae as of May 14, 1996 had entered into a Purchase Agreement under which it undertook to purchase 810,000 shares of NEIC Common Stock beneficially owned by Bernard D. Gershuny. Ballantrae's purchase commitment under such agreement is subject to various conditions that have not yet been satisfied, including (i) a requirement under applicable law to obtain prior regulatory approval from the Maine Bureau of Insurance and the New York Insurance Department and (ii) a requirement to obtain approval from the U.S. Bankruptcy Court for the Eastern District of New York in a bankruptcy-related action involving Mr. Gershuny's shares.

On July 10, 1996, Ballantrae filed its Form A application with the Maine Bureau of Insurance, seeking approval to acquire Mr. Gershuny's shares. Form A requires disclosure of (among other things) any plans or proposals that the applicant may have to make a material change in the business operations, corporate structure, or management of the target insurance company.

Information regarding the Purchase Agreement between Ballantrae and Mr. Gershuny and regarding Ballantrae's Form A application is contained in Schedule 13D filings by Ballantrae with the Securities and Exchange Commission.

Ballantrae's Form A application stated that Ballantrae was generally supportive of the current management of the Company and of the business strategy being pursued by the Company. NEIC's management and Board of Directors did have significant concerns, however, over Ballantrae's intentions. For one thing, Ballantrae's statements of its intentions were quite general and did not rule out other courses of action that were not necessarily in the best interests of the other shareholders. Moreover, NEIC management and the Board were concerned that certain important business relationships of the Company would be disrupted if Ballantrae's acquisition of a controlling interest in NEIC were construed by others (despite Ballantrae's representations to the contrary) as a means for Howard Gunty to become involved once again in NEIC's business affairs. Mr. Gunty


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is the father of Murry N. Gunty (one of three members of Ballantrae) and was
President and Chief Executive Officer of NEIC at a time when the Company had numerous regulatory and financial problems.

Believing that an affiliation between Ballantrae and the Company could prove mutually advantageous, representatives of both parties entered into negotiations over a proposed Standstill Agreement. The objective of these negotiations from the Company's standpoint has been to obtain legally enforceable assurances as to Ballantrae's stated investment objectives. Specifically, the Company has sought, for a reasonable period of time, to preserve the power of NEIC's public shareholders to elect a Board that is not controlled by Ballantrae, and to provide certain protections against transactions that benefit a dominant shareholder to the exclusion of the other shareholders.

A COPY OF THE STANDSTILL AGREEMENT IS ATTACHED AS AN EXHIBIT TO THIS REPORT. SET FORTH BELOW IS A SUMMARY OF CERTAIN TERMS OF THAT DOCUMENT. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ATTACHED EXHIBIT.

TERM OF AGREEMENT. The Standstill Agreement (and most associated rights and restrictions of the parties) will expire on or around May 30, 1999. The Standstill Agreement may also be terminated at any time by either party upon the occurrence of certain specified events, including for example a third party's commencement of a tender offer for the outstanding NEIC stock.

BOARD OF DIRECTORS. Following Ballantrae's purchase of shares from Mr. Gershuny, the Board will exercise its authority under the bylaws to increase the number of NEIC directors and will then elect three Ballantrae nominees to fill those vacancies. It is anticipated that the Board will thereby be increased from ten to thirteen members. At the 1997 Annual Meeting of Shareholders, the Company will place in nomination a total of ten directors, of whom three will be Ballantrae nominees. At that same meeting the Company will seek shareholder approval of a change in the Board of Directors, whereby the directors will be divided into three classes to be elected in staggered three-year terms. Each of those three classes will contain one Ballantrae nominee.

LIMITS ON PROXY CONTESTS. During the term of the Standstill Agreement and subject to certain exceptions, Ballantrae has agreed not to initiate, participate in, or assist any proxy

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solicitation over election of a competing slate of directors or over shareholder approval of other significant matters. These restrictions will not be applicable in certain cases, such as where the Company seeks shareholder approval of a major transaction opposed by Ballantrae. These restrictions will also not prevent Ballantrae from voting its Common Stock as it sees fit.

PENDING PRIVATE PLACEMENT. The Company has agreed to limit its pending private placement, such that it will sell not more than 800,000 shares of Common Stock to purchasers other than Ballantrae. Ballantrae has agreed to purchase 400,000 shares directly from the Company at the offering price paid by other purchasers (but not to exceed $1.25 per share, the current offering price in the private placement). Ballantrae has conditioned its purchase of these 400,000 shares on consummation of its purchase of shares from Mr. Gershuny.

LIMITS ON OTHER PURCHASES. Upon purchase of 810,000 shares of Common Stock from Mr. Gershuny and 400,000 shares from the Company, Ballantrae will own approximately 29% of the then outstanding shares (assuming the issuance of 800,000 shares to other purchasers through the private placement). Ballantrae has agreed to limit its maximum ownership percentage as follows: 30% until December 31, 1996; 32.5% starting January 1, 1997; 35% starting July 1, 1997; 37.5% starting January 1, 1998; and 40% from July 1, 1998 through the termination date of the Standstill Agreement. This limitation is subject to an exception as follows. The Company and Ballantrae are aware of a block of 215,000 shares presently held of record by First National Life & Casualty, over which a Creditors Committee in the American Motor Club, Inc. bankruptcy proceeding is asserting various claims. Through March 31, 1997, Ballantrae has agreed not to compete with any attempt by the Company to acquire such shares from the Creditors Committee (or any attempt by the Company to cause a broker-dealer to effect a distribution of such shares). After March 31, 1997 (or such earlier date as the Company notifies Ballantrae it is no longer seeking such shares) Ballantrae may attempt to purchase these shares from the Creditors Committee. The Company has agreed to waive the percentage ownership limits (other than the 40% limit) to the extent necessary to accommodate such a purchase.

ANTIDILUTION RIGHTS. Upon any future issuance of Common Stock during the term of the Standstill Agreement (other than pursuant

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to employee/director compensation plans), the Company has agreed to offer
Ballantrae sufficient shares to protect against dilution in Ballantrae's then existing percentage ownership. Any such sale to Ballantrae would be on terms equivalent to the sale to third parties.

PURCHASE/RESALE RESTRICTIONS. Ballantrae has agreed to provide prior notice of its intended purchases or sales of Common Stock. Large purchases or dispositions may involve other substantive or procedural restrictions.

REGISTRATION RIGHTS. Ballantrae will receive certain "piggyback" and "demand" rights to require NEIC to register future resales of Common Stock by Ballantrae. Ballantrae would pay a specified portion (not less than half) of the Company's incremental out-of-pocket costs in registering Ballantrae's shares. These registration rights would facilitate large dispositions of Common Stock by Ballantrae, and expire ten years after the date of the Standstill Agreement.

INDEMNIFICATION. The Company has agreed to indemnify and defend Ballantrae (and related persons) in the event of certain lawsuits or claims involving the NEIC's pending private placement transaction, the Standstill Agreement, or any equity offering in which Ballantrae exercises its antidilution rights.

NO CHANGES TO ARTICLES OR BYLAWS. The Company has agreed not to make any changes in its articles of incorporation or bylaws during the term of the Standstill Agreement (other than to implement a staggered Board of Directors, as noted above). The Company has also agreed not to adopt certain antitakeover defenses for specified periods following termination of the Agreement.

TRANSITIONAL MATTERS. As noted above, management and the Board of Directors have concerns that the purchase of such a large block of shares by this investor group could disrupt important business relationships of NEIC, such as with certain agents or reinsurers of the Company. The Company and Ballantrae have agreed to work together to provide such persons with appropriate assurances about the Company's future business direction and management.

EMPLOYMENT ARRANGEMENTS. The Company has been in the process of developing employment contracts and related arrangements with certain of its key executives. Ballantrae will be kept informed

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of these efforts and will have an opportunity to comment, but any decisions regarding such arrangements will be made by the NEIC's Board of Directors, not Ballantrae.

As of the date hereof, there is no assurance that Ballantrae will succeed in acquiring the shares from Mr. Gershuny. If the Purchase Agreement between Ballantrae and Mr. Gershuny were to terminate before consummation of such transaction, then the Standstill Agreement by its terms would expire.

In anticipation of the execution of the Standstill Agreement, the Company's Board of Directors on August 21, 1996 authorized a reduction in the minimum offering size of the Company's pending private placement, to 800,000 shares. This action would allow the Company to consummate the sale of 800,000 shares to other purchasers, even prior to Ballantrae's purchase of 400,000 shares on the terms and conditions set forth in the Standstill Agreement.


Item 7.  Financial Statements and Exhibits.

(a), (b) Not applicable.

(c) The following is filed as an exhibit to this report.

    99.1  Standstill Agreement dated August 22, 1996 between the
          Company and Ballantrae Partners, L.L.C.


                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                        NORTH EAST INSURANCE COMPANY


Date: August 28, 1996        By: /s/ Graham S. Payne
                                -------------------------
                                 Graham S. Payne
                                   Treasurer and Chief
                                   Financial Officer


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                              INDEX TO EXHIBITS

Exhibit
Number      Description                                 Page
- -------     ---------------------------------------     ----

 99.1       Standstill Agreement dated August 22,
            1996 between the Company and Ballantrae
            Partners, L.L.C.